Exhibit 99.1

NEWS RELEASE
Royal Gold Reports Strong Second Quarter Financial Results Including Record Operating Cash Flow, Repurchase of Shares and Further Repayment of Debt
DENVER, COLORADO. AUGUST 5, 2026: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) released financial results for the quarter ended June 30, 2026 ("second quarter").
“Financial results for the second quarter were strong and we made meaningful progress on executing our priorities,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “We continued our disciplined approach to capital allocation. We repaid debt, repurchased and cancelled shares, and invested capital toward our Warintza and Hod Maden portfolio interests. We also continued progress on simplifying the Sandstorm portfolio with the restructuring of the Hod Maden joint venture interest and the settlement of the fixed delivery obligations at the Relief Canyon mine. After a solid first half of the year driven by our large and diversified portfolio, our outlook for the second half remains positive, and we will maintain our discipline and long term focus as we consider alternatives to accretively deploy capital in an active environment for new business development opportunities."
Second Quarter Highlights
Financial/Operating
•Revenue of $450.5 million (compared to $209.6 million in the prior year period)
•Revenue split by commodity: 76% gold, 12% silver, 8% copper
•Record operating cash flow of $335.2 million (compared to $152.8 million in the prior year period)
•Net income of $236.4 million ($2.78 per share), and adjusted net income1 of $218.2 million ($2.56 per share) (compared to $132.3 million and $118.8 million, respectively, in the prior year period)
•Sales volume of 100,000 GEOs2 (compared to 63,900 in the prior year period)
•Adjusted EBITDA margin1 of 83% (compared to 84% in the prior year period)
Corporate
•Repaid $200 million on the revolving credit facility
•Increased total available liquidity to approximately $1.2 billion
•Paid quarterly dividend of $0.475 per share, a 6% increase over the prior year period
•Repurchased 147,205 shares at an average price of $203.80 per share, for total consideration of $30 million
•Sold 5,000 ounces of gold received from the settlement of remaining fixed delivery obligations with Americas Gold and Silver Corporation ("Americas") related to the Relief Canyon mine
1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including reconciliations to the most directly comparable GAAP measures.
2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

•Advanced a further $50 million under the stream agreement to Solaris Resources Inc. ("Solaris") following technical approval of the environmental impact assessment ("EIA") and publication of a pre-feasibility study ("PFS") for the Warintza Project
•Restructured ownership of the Hod Maden Project interests and funded $70 million in project costs
•Added a new $600 million uncommitted accordion facility to the $1.4 billion revolving credit facility
Post Quarter Events
•Repaid $75 million on the revolving credit facility on July 15, 2026, reducing the amount currently drawn to $325 million and increasing the amount available and undrawn to $1.075 billion
•Closed the Hod Maden ownership restructuring and received a new 2.5% net smelter return ("NSR") royalty on the Hod Maden Project
Revenue Summary

	Three Months Ended June 30,			Six Months Ended June 30,
Revenue (millions)	2026	2025	% Change	2026	2025	% Change
Gold	$343.9	$164.3	109.3%	$677.8	$310.0	118.6%
Silver	55.6	24.1	131.0%	128.6	47.7	169.8%
Copper	37.9	14.8	156.4%	84.5	31.6	167.7%
Other Metals	13.2	6.5	103.7%	28.8	13.8	108.5%
Total revenue	$450.5	$209.6	114.9%	$919.7	$403.1	128.2%
GEOs[2]	100,000	63,900	56.5%	196,000	131,500	49.0%
Revenue split stream / royalty	69% / 31%	64% / 36%		68% / 32%	63% / 37%
Outlook for 2026
Royal Gold provided guidance for 2026 metal sales volumes, depreciation, depletion and amortization ("DD&A") expense and effective tax rate in March, 2026. We are currently forecasting that performance against these metrics will be within the ranges provided with the exceptions of sales of copper and other metals, which are trending to be around or above the top end of the respective guidance ranges.

		2026 Guidance Ranges	Actual Performance Through June 30, 2026
Total Sales
Gold	(oz)	290,000–320,000	143,968
Silver	(M oz)	3.0–3.5	1.6
Copper	(M lb)	21.0–25.0	14.2
Other Metals	(M)	$34–$38	$29
DD&A	(M)	$339–379	$187
Effective Tax Rate		17–22%	19.9%*
* Year to date effective tax rate excluding discrete tax items.

Corporate Activity
Buyback and Cancellation of Shares
During the second quarter, and in accordance with the previously-announced $500 million share repurchase program approved by the Board of Directors on May 4, 2026, we repurchased 147,205 shares at an average price of $203.80 per share, for total consideration of $30 million. The repurchased shares were cancelled and 84,673,027 shares remain outstanding as of June 30, 2026.
The manner, timing, pricing and amount of any repurchases under the program will be subject to management's discretion and may be based upon market conditions and alternative opportunities for the use or investment of capital.
Settlement of Fixed Delivery Obligations for the Relief Canyon Mine
On June 11, 2026, Royal Gold and Americas closed an agreement to settle the remaining fixed delivery obligations owed to Royal Gold related to the Relief Canyon mine. Under the agreement, Americas' obligation to deliver 8,861 ounces of gold over the period between June 2026 and December 2027 was settled in exchange for immediate delivery of 5,000 ounces of gold, which were sold during the second quarter, and 2,652,532 common shares of Americas. The common shares are subject to a four-month hold period after closing.
We recognized a $2.6 million gain due to the agreement in the second quarter, and the proceeds from the sale of the gold delivery were recognized as stream revenue and resulted in the recognition of approximately $12 million of additional DD&A expense. Royal Gold's royalty and stream interest on Relief Canyon remain in place and the net book value of the stream interest was reduced to $0.
Payment to Solaris Resources Upon EIA Approval
As previously announced, on April 14, 2026, after technical approval of the EIA and publication of a PFS for the Warintza project, we advanced Solaris $50 million of the total $100 million outstanding conditional funding under the stream agreement dated May 21, 2025. The remaining $50 million payable to Solaris is subject to the completion of all filings necessary to perfect security in Ecuador, which is underway, and payment is anticipated in the third or fourth quarter of 2026.
Completion of Restructured Ownership Interests in the Hod Maden Project
On May 18, 2026, we announced the restructuring of our ownership in Artmin Madençilik (“Artmin”), the joint venture company that owns 100% of the Hod Maden Project (the “Project”). The restructuring included a 50% reduction in Royal Gold’s direct equity ownership in Artmin (from 30% to 15%), the grant to Royal Gold of a new effective 2.5% NSR royalty interest over the Project (the “New RG Royalty”), and certain rights pertaining to a new effective 4.0% NSR royalty interest over the Project (the “SSR Royalty”) granted to SSR Mining, Inc. (“SSR”). Additionally, as part of this restructuring, Lidya Madençilik (“Lidya”), the additional partner in the ownership of Artmin, acquired SSR's interests in Artmin and assumed operatorship of the Project. Closing of the transactions required to complete this restructuring occurred on July 17, 2026.
Artmin is now owned 15% by Royal Gold and 85% by Lidya, and Royal Gold holds acquisition and certain other rights over the SSR Royalty. Royal Gold retains a perpetual right of first refusal (“ROFR”) over the sale of the SSR Royalty to a third party, and SSR will not be permitted to sell the royalty without Royal Gold’s consent prior to January 1, 2028. SSR also granted Royal Gold the option to acquire half of the SSR Royalty (an equivalent 2.0% NSR royalty interest) for $160 million, exercisable from closing through the period that ends 12 months after the achievement of commercial production at the Project.

As part of the restructuring, Royal Gold further agreed to fund $70 million of Project costs, which was completed in May, 2026. Lidya will complete the funding of the next $397 million of Project costs and further funding will be split pro rata between Royal Gold and Lidya according to their 15%/85% ownership in Artmin. Equity funding requirements may be reduced should Artmin secure debt financing for Project development.
Added $600 Million Accordion Feature to the $1.4 Billion Revolving Credit Facility
As previously announced, on May 5, 2026, we entered into a seventh amendment to the revolving credit facility that added a new $600 million uncommitted accordion feature to the revolving credit facility. The new accordion feature permits the Company to request additional commitments from the credit facility bank syndicate that would increase aggregate commitments under the revolving credit facility to up to $2.0 billion, subject to customary conditions, including the consent of each lender providing an additional commitment.
Portfolio Revenue and Developments
Overall Revenue and Realized Metal Prices

	Three Months Ended June 30,				Six Months Ended June 30,
Revenue by Region (millions)	2026		2025		2026		2025
North America	$250.4	56%	$160.3	76%	$508.4	55%	$301.1	75%
South and Central America	99.5	22%	19.1	9%	209.8	23%	41.5	10%
Europe, Middle East, Africa (EMEA)	85.4	19%	20.4	10%	170.1	18%	42.8	11%
Australia Pacific	15.3	3%	9.8	5%	31.4	3%	17.8	4%
Total revenue	$450.5		$209.6		$919.7		$403.1
* Percentages may not sum to 100% due to rounding

		Three Months Ended June 30,			Six Months Ended June 30,
Average Metal Prices		2026	2025	Change	2026	2025	Change
Gold	($/oz)	$4,506	$3,280	37%	$4,693	$3,067	53%
Silver	($/oz)	$73.15	$33.68	117%	$78.83	$32.76	141%
Copper	($/lb)	$6.05	$4.32	40%	$5.93	$4.28	39%
North America
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended June 30,		Six Months Ended June 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025	2026	2025
Mount Milligan**	Gold, copper	35% of payable gold and 18.75% of payable copper	$57,576	$63,655	$114,898	$106,463
Pueblo Viejo**	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	44,904	25,618	100,773	54,369
Cortez**
Legacy Zone	Gold	Approx. 9.0% GSR Equivalent	16,312	8,508	32,738	19,650
CC Zone	Gold	Approx. 1.6%–2.6% GSR Equivalent	9,651	8,088	18,444	11,642
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	25,777	9,095	56,992	19,517

Relief Canyon	Gold, silver	2.0% NSR, 1.4% to 2.8% NSR, 4% of payable gold and silver	24,752	–	27,340	–
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	14,373	16,306	40,776	31,715
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	6,293	3,165	12,359	5,665
Greenstone	Gold	2.375% of payable gold	6,059	–	14,244	–
Manh Choh	Gold, silver	3.0% NSR, 28% NSR (silver)	4,616	6,306	9,769	11,930
Robinson	Gold, copper	3.0% NSR	4,414	4,697	9,792	9,094
Leeville	Gold	1.8% NSR	3,873	2,533	7,515	4,160
South Arturo	Silver	40% of silver produced	2,784	–	6,019	–
Côté Gold	Gold	1.0% NSR	2,671	1,746	4,552	3,061
Granite Creek	Gold	3.0% NSR and 2.94% NSR	2,560	2,368	4,064	2,368
LaRonde Zone 5	Gold	2.0% NSR	2,454	929	5,961	2,102
Other - North America	Various	Various	21,312	7,296	42,141	19,344
Total revenue - North America			$250,381	$160,310	$508,377	$301,080

* For a full description of the Company’s stream and royalty interests, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Mount Milligan: On July 28, 2026, Centerra Gold Inc. (“Centerra”) reported production of 38,175 ounces of gold and 13.1 million pounds of copper in the second quarter of 2026. Centerra further reported that year-to-date gold and copper production through June 30, 2026, is in line with the PFS mine plan and that production remains on track to achieve the previously provided guidance of between 140,000 and 155,000 ounces of gold and 50 to 60 million pounds of copper for 2026. As previously disclosed, Centerra expects gold production to be higher in the third quarter of 2026, reflecting planned mine sequencing, which we expect to be reflected in our results in 2027 based on the delivery lag between production and deliveries.
Pueblo Viejo: On July 23, 2026, Newmont Corporation ("Newmont") (40% non-operating joint venture partner) reported that gold production increased 17% in the second quarter over the prior year period primarily due to higher mill throughput and higher drawdown of in-circuit inventory, partially offset by lower mill recovery and lower ore grade milled.
Cortez: Production attributable to our royalty interests at the Cortez Complex was approximately 169,200 ounces of gold for the three months ended June 30, 2026, of which 38,400 ounces were attributable to the Legacy Zone, and 130,800 ounces were attributable to the CC Zone, compared to approximately 176,900 ounces of gold for the three months ended June 30, 2025, of which 27,900 ounces were attributable to the Legacy Zone, and 149,000 ounces were attributable to the CC Zone.
Rainy River: After completing the acquisition of New Gold Inc. on March 20, 2026, Coeur Mining Inc. ("Coeur”) has disclosed that it commenced a more aggressive exploration program in May focused on near-mine drill testing and exploration of the large land package in the Rainy River district, which extends over 50 kilometers. Additionally, Coeur has reported that it expects annual gold and silver production at Rainy River to average 287,000 ounces and 527,000 ounces, respectively, through 2028.
Peñasquito: On July 23, 2026, Newmont reported that second quarter gold and other metals production was lower due to lower ore grade milled and lower mill recovery, and planned maintenance was completed in the second quarter with higher throughput expected in the third quarter. Newmont confirmed that 2026 production guidance of 185,000 ounces of gold, 32 million ounces of silver, 90,000 tonnes of lead and 220,000 tonnes of zinc is unchanged.

Greenstone: On July 9, 2026, Equinox Gold Corp. (“Equinox”) reported that mining rates averaged more than 199,000 tonnes per day following the winter months and mill throughput averaged 26,856 tonnes per day, and 69% of days exceeded the nameplate capacity of 27,000 tonnes per day in the second quarter compared to 51% in the first quarter. Equinox expects that this trend will continue into the second half of the year resulting in expected higher production quarter over quarter for the balance of the year.
Red Chris: On July 2, 2026, the Government of Canada and the Province of British Columbia signed the new Canada-British Columbia Cooperative Prosperity Agreement, which is intended to accelerate the construction of major energy and trade corridors throughout the province, and includes a C$500 million investment in the block cave project to expand the Red Chris mine. On July 23, 2026, Newmont provided a progress update on the project, which included the receipt of key regulatory approvals from the province of British Columbia, including an amended Environmental Assessment Certificate, the continuation of the feasibility study and advancement of the project toward Board approval toward the end of the year.
Voisey's Bay: On June 9, 2026, Vale S.A. ("Vale") hosted an investor tour of Voisey's Bay and Long Harbour and reported that ramp-up at the underground mines is largely complete, and nickel production at Long Harbour is expected to increase to over 45,000 tonnes in 2026. Vale also reported the expansion of annual mill capacity from the current year-to-date 2.8 million tonnes to 3.8 million tonnes by 2030, with the potential for mine life extension from orebodies that are open at depth and along strike. On July 21, 2026, Vale further reported finished nickel production of 10,400 tonnes in the second quarter.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Great Bear (2.0% NSR royalty): On July 29, 2026, Kinross Gold Corporation ("Kinross") provided an update on activity at the Great Bear Project in Ontario. According to Kinross, detailed engineering of the Main Project is 50% complete, and the Advanced Exploration program surface construction is approximately 93% complete and the first blast of the exploration decline was completed on July 27, 2026. Kinross also reported that permitting and procurement progressing as planned for the Main Project.
Cactus (2.0% NSR royalty): On June 24, 2026, Hudbay Minerals Inc. ("Hudbay") announced completion of the acquisition of Arizona Sonoran Copper Company Inc., the owner and operator of the Cactus Project in Arizona. According to Hudbay, the Cactus Project will be integrated into its Arizona portfolio where there are opportunities to realize development, operational and regional synergies with its Copper World Project and create a copper district in Arizona. On July 29, 2026, Hudbay reported that it expects to spend approximately $30 million at the Cactus Project in the second half of 2026 to advance an updated PFS, perform site de-risking activities, conduct exploration activities and for other ongoing site costs. Hudbay expects the updated Cactus Project PFS to be completed in the second half of 2027.

South and Central America
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended June 30,		Six Months Ended June 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025	2026	2025
Andacollo**	Gold	100% of payable gold	49,107	9,489	76,258	22,234
Antamina	Copper, zinc, molybdenum	1.66% NPI	13,665	–	26,675	–
Xavantina	Gold	25% of gold produced	8,256	4,945	36,529	10,322
Caserones	Copper, molybdenum	0.63% NSR	4,956	–	11,107	–
Fruta del Norte	Gold, silver	0.9% NSR (precious metals)	4,150	–	8,851	–
Cerro Moro	Silver	9% of silver produced	3,381	–	7,506	–
Chapada	Copper	4.2% of payable copper	3,124	–	12,529	–
El Limón	Gold, silver	3.0% NSR	2,938	3,024	7,678	6,302
Other - South and Central America	Various	Various	9,969	1,671	22,646	2,601
Total revenue - South and Central America			$99,546	$19,129	$209,779	$41,459

* For a full description of the Company’s stream and royalty interests, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Andacollo: On July 23, 2026, Teck Resources Limited (“Teck”) reported higher copper production in the quarter ended June 30, 2026, compared to the prior year period driven by higher copper grades, stable operations and strong recoveries. Teck also confirmed 2026 annual copper production guidance despite the partial suspension of operations on July 17, 2026, due to the impact of severe weather conditions. Gold and copper grades have been relatively well correlated at Andacollo and gold production has tended to track copper production, although there can be no assurance that these correlations will continue in the future.
Antamina: On July 22, 2026, Teck reported second quarter copper production of 108,500 tonnes and zinc production of 54,000 tonnes (100% basis). According to Teck, the mix of mill feed in the quarter was 67% copper-only ore and 33% copper-zinc ore as expected in the mine plan, compared with 23% copper-only ore and 77% copper-zinc ore in the same period last year. Teck also reaffirmed guidance for 2026 production of 422,000 to 467,000 tonnes of copper, and 156,000 to 200,000 tonnes of zinc (100% basis).
Caserones: On June 16, 2026, Lundin Mining Corporation ("Lundin Mining") provided an update on production expansion and exploration opportunities at Caserones. According to the update, work is underway to increase utilization of the cathode plant and grow copper production from 25,800 tonnes in 2025 to 40,000 tonnes, and 39,000 meters of drilling is planned in 2026 on more than 10 exploration targets in the Caserones district. Lundin Mining is targeting 26,900 meters of drilling at the Angelica target and deep sulphide targets adjacent to the Caserones pit, and expects to complete an initial resource estimate in the first quarter of 2027. Additionally on July 21, 2026, Lundin Mining reported that severe winter weather had disrupted site power and operations were temporarily suspended on July 18, 2026. On July 27, 2026, Lundin Mining reported that full power restoration and gradual restart of operations is expected to take approximately two to three weeks.
Chapada: On June 16, 2026, Lundin Mining provided an update on the Saúva growth project. Lundin Mining expects the Saúva project to increase copper and gold production by approximately 30% and 75%, respectively, with the potential to extend the mine plan beyond 4 years. Lundin Mining reported that earthworks for the additional ball mill were expected to begin in July, and first ore from Saúva is targeted in early 2029.

Fruta del Norte: On July 8, 2026, Lundin Gold Inc. (“Lundin Gold”) reported second quarter gold production of 119,000 ounces and confirmed 2026 gold production guidance of 475,000 to 525,000 ounces. On July 21, 2026, Lundin Gold further reported continued success from its district exploration programs with the discovery of two additional copper-gold porphyries, increasing the district total to seven, with a maiden resource for the Sandia porphyry expected in early 2027. On July 27, 2026, Lundin Gold reported that results from its ongoing conversion and near-mine drilling programs also continue to deliver positive results with four gold-silver epithermal deposits identified to date providing a pipeline to continue growing resources and reserves.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Lobo-Marte (NSR royalty): On July 29, 2026, Kinross provided an update on the economics of the Lobo-Marte Project in Chile based on a refresh of the 2021 feasibility study. Kinross reported that Lobo-Marte has the potential to become a long-life, low-cost cornerstone asset in its portfolio, and based on the initial mine plan, is expected to produce an average of approximately 350,000 ounces of gold per year during steady state operations. Kinross also reported that the EIA was accepted for review by the Environmental Assessment Service of Chile in the second quarter of 2026, and engineering and execution planning is progressing with first gold production targeted for the early 2030s.
MARA (NSR royalty with gold stream option): On August 5, 2026, Glencore plc ("Glencore") provided an update on progress at the MARA project in Argentina. According to Glencore, mining restarted at Alumbrera ahead of schedule in June 2026, and Agua Rica feasibility engineering is underway with the environmental permitting submission expected in the coming weeks and RIGI approval expected shortly thereafter.
EMEA
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended June 30,		Six Months Ended June 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025	2026	2025
Kansanshi**	Gold	75 ounces of gold per million pounds of recovered copper produced	$34,303	$–	$59,814	$–
Khoemacau	Silver	100% of payable silver	19,766	10,238	39,334	20,200
Wassa	Gold	10.5% of payable gold	18,578	10,149	37,387	22,568
Bonikro	Gold	6% of gold produced	5,441	–	18,597	–
Houndé	Gold	2.0% NSR	4,554	–	9,412	–
Other - EMEA	Various	Various	2,708	–	5,580	–
Total revenue - EMEA			$85,350	$20,387	$170,124	$42,768

* For a full description of the Company’s stream and royalty interests, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
** Principal Property
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Kansanshi: On July 28, 2026, First Quantum Minerals Ltd. ("First Quantum") reported second quarter copper production of 43,997 tonnes, which was 10% higher than the same quarter of 2025, primarily due to contribution from the S3 plant, which was at construction stage in the same period last year. According to First Quantum, S3 throughput was sustained above design capacity in the second quarter, achieving the highest monthly processed tonnes in May 2026 since commissioning in August 2025, driven by higher operating time, strong utilization and milling rates. First Quantum confirmed that copper production guidance for 2026 remains unchanged at 175,000 to 205,000 tonnes.
Khoemacau: On July 21, 2026, MMG Limited ("MMG") reported contained silver production of 370,877 ounces for the second quarter and 697,660 ounces for the year to date through the end of the second quarter. According to MMG, first-half production was affected by development delays and equipment availability constraints, and the operation is expected to benefit from improved equipment utilization, the introduction of new mining equipment, continued access to higher-grade mining areas and the progressive commissioning of refurbished fleet units in the second half of the year. MMG further reported that the expansion to 130,000 tonnes of copper concentrate per year remains on track for first concentrate production in the first half of 2028. MMG reported that construction activities continued to advance with steady progress across engineering, procurement and site works.
Bonikro: On June 10, 2026, Allied Gold Corporation ("Allied") provided an update on studies to extend the mine life and expand processing capacity. According to Allied, the mine life is expected to extend from 2029 to 2036, with average annual gold production of 120,000 ounces per year. Additionally, Allied is studying an increase in processing capacity intended to bring forward the processing of low grade stockpiles at a rate of 15,000 to 20,000 gold ounces per year, beginning in late 2026 to early 2027.
Houndé: On July 30, 2026, Endeavour Mining plc ("Endeavour") confirmed 2026 gold production guidance of 220,000 to 255,000 ounces, with production weighted towards the second half of 2026. Additionally, Endeavour reported that it is finalizing resource definition at the Vindaloo Deeps discovery, and resource definition drilling is underway at the Vindaloo Deeps South East target, a downdip extension of Vindaloo Deeps. Endeavour expects a resource update on Vindaloo Deeps in the second half of 2026 and a maiden resource at Vindaloo Deeps South East in 2027.
NOTABLE DEVELOPMENT PROPERTY ACTIVITY
Platreef: On July 29, 2026, Ivanhoe Mines Ltd. (“Ivanhoe”) reported that Phase 1 operations have not yet reached commercial production and mining rates are expected to ramp up throughout the second half of 2026 with commercial production now expected in the fourth quarter of 2026. Ivanhoe further reported that Shaft #3 commissioning was completed in June and is expected to support the Phase 1 ramp-up to full capacity and Phase 2 expansion, and construction of the Phase 2 concentrator is on schedule for completion in the fourth quarter of 2027.
Hod Maden (15% joint venture interest and various royalty interests): Following the transition of operatorship to Lidya in the second quarter, construction activities have continued while Lidya undertakes a comprehensive review of the Hod Maden Project schedule and execution plan. Based on the work completed to date, project expenditures and commitments remain within the scope reflected in the SLR Technical Report Summary published by SSR on January 29, 2026. Construction activity during the second quarter included work on the main access road, tunnels, site preparation, permanent camp, utility works, water management and diversion, geotechnical investigations and other site infrastructure. As of June 30, 2026, overall project progress was approximately 25% (comprising completion of 74% engineering, 44% contracts and procurement, 8% construction) and cumulative expenditures were approximately $175 million. Lidya continues to target initial concentrate production in 2028 subject to completion of the updated schedule and cost-to-complete review, timely execution of the remaining major construction and procurement packages and other customary development conditions.

Australia Pacific
Revenue by Stream/Royalty Interest (thousands)

			Three Months Ended June 30,		Six Months Ended June 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest*	2026	2025	2026	2025
Bellevue	Gold	2.0% NSR	$3,383	$2,508	$7,415	$3,847
South Laverton	Gold	1.5% NSR, 4.0% NPI	3,304	2,889	7,074	5,380
King of the Hills	Gold	1.5% NSR	2,401	1,544	4,753	3,129
Other - Australia Pacific	Various	Various	6,174	2,876	12,142	5,417
Total revenue - Australia Pacific			$15,262	$9,817	$31,384	$17,773

* For a full description of the Company’s stream and royalty interests, refer to our 2025/2026 Asset Handbook, published on March 31, 2026, and available on our website.
NOTABLE PRODUCING PROPERTY DEVELOPMENTS
Bellevue: On July 7, 2026, Bellevue Gold Limited ("Bellevue") reported full year gold production of approximately 144,000 ounces, within guidance of 130,000 to 150,000 ounces for the fiscal year ending June 30, 2026. According to Bellevue, mined and processed grades were in line with expectations through the quarter ended June 30, 2026, as ore is now sourced from five established mining areas. On July 28, 2026, Bellevue provided gold production guidance of 150,000 to 170,000 ounces for the fiscal year ending June 30, 2027.
King of the Hills: On July 14, 2026, Vault Minerals Limited ("Vault") and Genesis Minerals Limited ("Genesis") agreed to merge, with Genesis acquiring all outstanding shares of Vault. Genesis intends to release its new strategic plan in the first half of 2027 after completing a strategic review of optimization opportunities and the merged group's asset portfolio. Royal Gold holds additional royalty interests at the Gwalia and Ulysses operations owned by Genesis.
Second Quarter 2026 Overview
For the second quarter, we recorded net income attributable to Royal Gold stockholders of $236.4 million, or $2.78 per basic and diluted share, as compared to net income of $132.3 million, or $2.01 per basic and diluted share, for the three months ended June 30, 2025. The increase in net income was primarily attributable to higher revenue and gains from marketable securities, partially offset by higher cost of sales, depletion expense, interest expense and income tax expense, each discussed below.
Revenue
For the second quarter, we recognized total revenue of $450.5 million, comprised of stream revenue of $311.0 million and royalty revenue of $139.6 million at an average gold price of $4,506 per ounce, an average silver price of $73.15 per ounce and an average copper price of $6.05 per pound. This is compared to total revenue of $209.6 million for the three months ended June 30, 2025, comprised of stream revenue of $133.2 million and royalty revenue of $76.5 million, at an average gold price of $3,280 per ounce, an average silver price of $33.68 per ounce and an average copper price of $4.32 per pound.
The increase in our total revenue resulted primarily from higher average gold, silver and copper prices, new revenue from the Kansanshi stream and Sandstorm Gold Ltd. (“Sandstorm”) and Horizon Copper Corp. (“Horizon”) assets, higher gold sales at Andacollo and Rainy River, and higher production from the Cortez

Legacy Zone. These increases were partially offset by lower sales from Mount Milligan when compared to the prior year period.
Cost of Sales and Other Costs
Cost of sales, which excludes depreciation, depletion and amortization, increased to $60.1 million for the three months ended June 30, 2026, from $24.2 million for the three months ended June 30, 2025. The increase compared to the prior year period was primarily due to higher payments for stream deliveries resulting from higher metal prices (except for gold at Mount Milligan), new sales from the Kansanshi stream and Sandstorm and Horizon assets, and higher sales at Andacollo, Rainy River and Wassa. These increases were partially offset by lower gold sales from Mount Milligan when compared to the prior year period. Cost of sales is specific to our stream agreements and, except for Mount Milligan, is the result of our purchase of metal for a cash payment that is a set contractual percentage of the spot price for that metal near the date of metal delivery. For Mount Milligan, the cash payments under the stream agreement are the lesser of $435 per ounce or the prevailing market price of gold when purchased and 15% of the spot price for copper near the date of metal delivery. Separately, and in addition to the cash payments under the stream agreement, the Mount Milligan Cost Support Agreement provides for cash payments on gold and copper deliveries that are expected to begin after certain thresholds are met or earlier, if metal prices are below certain thresholds and if requested by Centerra.
General and administrative costs increased to $13.4 million for the three months ended June 30, 2026, from $10.3 million for the three months ended June 30, 2025. The increase compared to the prior year period was primarily due to increases in non-cash stock compensation and employee and office related costs.
DD&A increased to $96.2 million for the three months ended June 30, 2026, from $31.2 million for the three months ended June 30, 2025. The increase was primarily due to additional depletion from the recently acquired Kansanshi stream and Sandstorm and Horizon assets, and additional expense recognized with the sale of the ounces related to the Relief Canyon fixed delivery obligation settlement. These increases were partially offset by lower sales and depletion at Mount Milligan when compared to the prior year period.
Fair value changes in equity securities was $21.9 million for the three months ended June 30, 2026 primarily due to the increase in value of the Entrée Resources Ltd. shares acquired as a result of the Sandstorm and Horizon acquisition.
Interest and other expense increased to $10.0 million for the three months ended June 30, 2026, from $1.5 million for the three months ended June 30, 2025. The increase was primarily due to higher interest expense as a result of higher average amounts outstanding under our revolving credit facility compared to the prior year period. For the three months ended June 30, 2026, amounts outstanding under our revolving credit facility averaged $476.6 million at an average all-in borrowing rate of 4.8% compared to no outstanding debt for the three months ended June 30, 2025.
For the three months ended June 30, 2026, we recorded income tax expense of $58.2 million, compared to $10.5 million for the three months ended June 30, 2025. The income tax expense resulted in an effective tax rate of 19.7% in the current period, compared with 7.4% for the three months ended June 30, 2025. The three months ended June 30, 2025, included a $9.3 million discrete benefit related to a withholding tax refund on a foreign royalty and a discrete benefit of $4.3 million attributable to the release of a valuation allowance.
Cash Flows
Net cash provided by operating activities totaled a record $335.2 million for the three months ended June 30, 2026, compared to $152.8 million for the three months ended June 30, 2025. The increase was primarily due to higher net cash proceeds received from our stream and royalty interests of $222.7 million, partially offset by higher income tax payments of $28.1 million, higher general and administrative costs of $8.1 million and higher interest payments on outstanding debt of $6.7 million when compared to the prior year period.

Net cash used in investing activities totaled $117.2 million for the three months ended June 30, 2026, compared to net cash used in investing activities of $112.8 million for the three months ended June 30, 2025. The increase in cash used was primarily due to lower cash payments for acquisitions of $62.7 million and higher cash calls of $70.0 million for the Hod Maden equity method investment when compared to the prior year period.
Net cash used in financing activities totaled $269.6 million for the three months ended June 30, 2026, compared to net cash used in financing activities of $32.6 million for the three months ended June 30, 2025. The increase in cash used was primarily due to higher debt repayments of $200.0 million, stock repurchase payments of $30.0 million and higher dividend payments of $10.7 million when compared to the prior year period.
Liquidity
Total liquidity at the end of the second quarter was approximately $1.2 billion, which consisted of $243.8 million of working capital and $1.0 billion undrawn and available under the revolving credit facility.
At June 30, 2026, we had $400 million of outstanding debt drawn on the revolving credit facility. Subsequent to the end of the quarter, on July 15, 2026, we repaid $75 million of this amount, resulting in $325 million outstanding and $1.075 billion available as of the date of this press release, excluding the uncommitted accordion feature. In keeping with Royal Gold’s capital allocation strategy to repay outstanding debt as cash flow allows, the Company expects to repay the outstanding balance from future cash flow in the fourth quarter of 2026 at current metal prices and absent further acquisitions.
At June 30, 2026, our contractual cash obligations comprised operating leases and the conditional Warintza funding. With respect to the Warintza funding, we expect to pay the final $50.0 million in the third or fourth quarter of 2026, subject to the completion of all filings necessary to perfect security in Ecuador, which is underway.
Second Quarter 2026 Call Information
Management’s conference call reviewing the second quarter results will be held on Thursday, August 6, 2026, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast live and archived on the Company’s website for a limited time.
Dial-In Numbers:    +1 833-461-5787 (North America); toll free
            +1 585-542-9983 (International)
Access Code:        487515672
Webcast URL:        https://events.q4inc.com/attendee/487515672

Corporate Profile
Royal Gold is a high-margin, large-capitalization company that generates strong cash flows from a large and well-diversified portfolio of precious metal streams, royalties and similar production-based interests located in mining-friendly jurisdictions. Royal Gold shares trade under the symbol “RGLD” and provide growth, value, and income investors exposure to the metals & mining industry. The Company’s website is located at www.royalgold.com.

Additional Investor Information
Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Resources tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
For further information, please contact:
Alistair Baker
Senior Vice President, Investor Relations and Business Development
(303) 573-1660
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words such as “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements regarding the following: our expected financial performance and outlook, including our 2026 guidance; operators’ expected operating and financial performance and other anticipated developments relating to their properties and operations, including production, deliveries, estimates of mineral resources and mineral reserves, environmental and feasibility studies, technical reports, mine plans, capital requirements, liquidity and capital expenditures; opportunities for, and anticipated benefits from investments, acquisitions and other transactions; receipt and timing of future metal deliveries and sales of metals; anticipated liquidity, capital resources, financing, and stockholder returns, including share repurchases; borrowings and repayments under our revolving credit facility; and prices for gold, silver, copper and other metals.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: changes in the price of gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; the ultimate timing, outcome, and results of integrating the operations of Royal Gold, Sandstorm and Horizon; failure to realize the anticipated benefits from the Sandstorm and Horizon acquisition in the timeframe expected or at all; risks associated with our equity interests in the Hod Maden project; changes of control of properties or operators; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value, and complete investments, acquisitions or other transactions; adverse economic and market conditions; effects of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A, Risk Factors of our most recent Annual Report. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release or our reports filed with the Securities and Exchange Commission could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to place undue reliance on forward-looking statements.
Statement Regarding Third-Party Information
Certain information provided in this press release, including information about mineral resources and reserves, historical production, production estimates, property descriptions, and property developments, was provided to us by the operators of the relevant properties (including limited information provided by the operator of the Hod Maden project in connection with our equity interests and board representation) or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	June 30, 2026	December 31, 2025
ASSETS
Cash and equivalents	$182,468	$233,719
Royalty receivables	131,708	110,846
Income tax receivable	19,460	2,108
Stream inventory	30,486	25,883
Prepaid expenses and other	5,913	4,890
Total current assets	370,035	377,446
Stream and royalty interests, net	8,600,469	8,583,875
Equity method investment	228,275	300,854
Marketable securities	132,087	172,880
Other assets	118,442	102,469
Total assets	$9,449,308	$9,537,524
LIABILITIES
Accounts payable	$4,635	$10,060
Dividends payable	40,263	40,186
Income tax payable	51,616	33,303
Other current liabilities	30,034	37,367
Total current liabilities	126,548	120,916
Debt	395,892	895,436
Deferred tax liabilities	1,164,553	1,190,672
Mount Milligan deferred liability	69,211	69,211
Other liabilities	59,458	55,942
Total liabilities	1,815,662	2,332,177
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	–	–
Common stock, $.01 par value, 200,000,000 shares authorized; and 84,673,027 and 84,499,692 shares outstanding, respectively	844	845
Additional paid-in capital	5,922,062	5,928,123
Accumulated other comprehensive income	–	993
Accumulated earnings	1,664,100	1,227,169
Total Royal Gold stockholders’ equity	7,587,006	7,157,130
Non-controlling interests	46,640	48,217
Total equity	7,633,646	7,205,347
Total liabilities and equity	$9,449,308	$9,537,524

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except share data)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Revenue	$450,539	$209,643	$919,664	$403,080
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	60,094	24,180	120,431	48,685
General and administrative	13,445	10,269	30,976	21,333
Production taxes	3,437	2,201	6,729	3,962
Depreciation, depletion and amortization	96,200	31,153	187,075	64,148
Total costs and expenses	173,176	67,803	345,211	138,128
Gain on settlement of Relief Canyon fixed obligation	2,575	–	2,575	–
Operating income	279,938	141,840	577,028	264,952
Fair value changes in equity securities	21,863	3	27,813	(34)
Gain on sale of marketable securities	458	–	14,573	–
Interest and other income	3,551	2,713	6,743	4,762
Interest and other expense	(10,010)	(1,544)	(23,253)	(2,701)
Income before income taxes	295,800	143,012	602,904	266,979
Income tax expense	(58,241)	(10,538)	(83,638)	(20,927)
Net income	237,559	132,474	519,266	246,052
Net income attributable to non-controlling interests	(1,166)	(125)	(1,743)	(205)
Net income attributable to Royal Gold common stockholders	$236,393	$132,349	$517,523	$245,847
Net income	$237,559	$132,474	$519,266	$246,052
Adjustments to comprehensive income, net of tax:
Realized gain on available-for-sale debt securities	–	–	(993)	–
Comprehensive income	237,559	132,474	518,273	246,052
Comprehensive income attributable to non-controlling interests	(1,166)	(125)	(1,743)	(205)
Comprehensive income attributable to Royal Gold stockholders	$236,393	$132,349	$516,530	$245,847
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$2.78	$2.01	$6.10	$3.73
Basic weighted average shares outstanding	84,781,861	65,748,410	84,751,231	65,726,903
Diluted earnings per share	$2.78	$2.01	$6.07	$3.73
Diluted weighted average shares outstanding	85,052,094	65,820,530	85,068,765	65,806,160
Cash dividends declared per common share	$0.475	$0.450	$0.950	$0.900

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Cash flows from operating activities:
Net income	$237,558	$132,474	$519,266	$246,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	96,200	31,153	187,075	64,148
Non-cash employee stock compensation expense	3,294	2,713	6,886	5,911
Fair value changes in equity securities	(21,863)	(3)	(27,813)	34
Gain on sale of marketable securities	(458)	–	(14,573)	–
Gain on settlement of Relief Canyon fixed obligation	(2,575)	–	(2,575)	–
Deferred tax benefit	18,106	(2,191)	(9,658)	(11,019)
Other	1,636	222	3,163	446
Changes in assets and liabilities:
Royalty receivables	11,096	(7,265)	(20,862)	(1,534)
Stream inventory	378	1,220	(4,603)	(363)
Income tax receivable	(19,351)	(12,203)	(17,352)	(12,434)
Prepaid expenses and other assets	(702)	(3,870)	264	(3,525)
Accounts payable	(2,634)	3,043	(5,424)	3,178
Income tax payable	19,147	9,076	18,313	1,244
Other liabilities	(4,679)	(1,567)	(3,392)	(2,967)
Net cash provided by operating activities	$335,153	$152,802	$628,715	$289,171
Cash flows from investing activities:
Acquisition of stream and royalty interests	(50,031)	(112,733)	(50,031)	(170,979)
Proceeds from the sale of marketable securities	2,892	–	51,865	–
Cash calls for Hod Maden equity method investment	(70,000)	–	(84,700)	–
Other	(95)	(21)	(261)	(70)
Net cash used in investing activities	$(117,234)	$(112,754)	$(83,127)	$(171,049)
Cash flows from financing activities:
Repayment of debt	(200,000)	–	(500,000)	–
Net payments from issuance of common stock	(24)	(1,488)	(5,600)	(4,499)
Net proceeds from Sandstorm option exercises	2,482	–	22,655	–
Distributions to non-controlling interests	(1,664)	(248)	(3,321)	(438)
Stock repurchase	(30,003)	–	(30,003)	–
Common stock dividends	(40,330)	(29,634)	(80,516)	(59,245)
Other	(54)	(1,258)	(54)	(1,258)
Net cash used in financing activities	$(269,593)	$(32,628)	$(596,839)	$(65,440)
Net increase (decrease) in cash and equivalents	(51,674)	7,420	(51,251)	52,682
Cash and equivalents at beginning of period	234,142	240,760	233,719	195,498
Cash and equivalents at end of period	$182,468	$248,180	$182,468	$248,180

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgment. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2026	2025	2026	2025
Net income	237,559	$132,474	$519,266	$246,052
Depreciation, depletion and amortization	96,200	31,153	187,075	64,148
Non-cash employee stock compensation	3,294	2,714	6,886	5,911
Fair value changes in equity securities	(21,863)	(3)	(27,813)	34
Gain on settlement of Relief Canyon fixed obligation	(2,575)	–	(2,575)	–
Gain on sale of marketable securities	(458)	–	(14,573)	–
Interest and other, net	6,459	(1,169)	16,510	(2,061)
Income tax expense	58,241	10,538	83,638	20,927
Non-controlling interests in operating income of consolidated subsidiaries	(1,166)	(125)	(1,743)	(205)
Adjusted EBITDA	$375,691	$175,582	$766,671	$334,806
Net income margin	53%	63%	56%	61%
Adjusted EBITDA margin	83%	84%	83%	83%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
(amounts in thousands)	2026	2026	2025	2025
Net income	$237,559	$281,708	$93,719	$131,805
Depreciation, depletion and amortization	96,200	90,875	80,031	32,903
Non-cash employee stock compensation	3,294	3,592	2,952	2,942
Acquisition related costs	–	–	13,710	12,798
Fair value changes in equity securities	(21,863)	(5,950)	(362)	–
Gain on settlement of Relief Canyon fixed obligation	(2,575)	–	–	–
Loss (gain) on sale of marketable securities	(458)	(14,115)	50,017	–
Interest and other, net	6,459	10,050	14,838	1,835
Income tax expense	58,241	25,398	52,659	28,704
Non-controlling interests in operating income of consolidated subsidiaries	(1,166)	(578)	(108)	(4,981)
Adjusted EBITDA	$375,691	$390,980	$307,456	$206,006
Net income margin	53%	60%	25%	52%
Adjusted EBITDA margin	83%	83%	82%	82%

TTM adjusted EBITDA	$1,280,133

Debt	$395,892
Debt issuance costs	4,108
Cash and equivalents	(182,468)
Net debt / (cash)	$217,532

Net debt / (cash) to TTM adjusted EBITDA	0.17x

Cash G&A:

	Three Months Ended June 30,		Six Months Ended June,
(amounts in thousands)	2026	2025	2026	2025
General and administrative expense	$13,445	$10,269	$30,976	$21,333
Non-cash employee stock compensation	(3,294)	(2,714)	(6,886)	(5,911)
Cash G&A	$10,151	$7,555	$24,090	$15,422

	Three Months Ended
	June 30,	Mar 31,	December 31,	September 30,
(amounts in thousands)	2026	2026	2025	2025
General and administrative expense	$13,445	$17,531	$17,638	$10,213
Non-cash employee stock compensation	(3,294)	(3,592)	(2,952)	(2,942)
Cash G&A	$10,151	$13,939	$14,686	$7,271

TTM cash G&A	$46,047

Adjusted net income and adjusted net income per share:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2026	2025	2026	2025
Net income attributable to Royal Gold common stockholders	$236,393	$132,349	$517,523	$245,847
Fair value changes in equity securities	(21,863)	(3)	(27,813)	34
Gain on settlement of Relief Canyon fixed obligation	(2,575)	–	(2,575)	–
Gain on sale of marketable securities	(458)	–	(14,573)	–
Withholding tax refund		(9,302)	–	(11,017)
Discrete tax benefit for basis adjustment, net of valuation allowance	–	–	–	(12,008)
Discrete tax benefit for statutory rate change	–	–	(33,657)	–
Other discrete tax expense (benefit)	–	(4,256)	–	(4,256)
Tax effect of adjustments	6,722	1	12,139	(9)
Adjusted net income attributable to Royal Gold common stockholders	$218,219	$118,789	$451,044	$218,591

Net income attributable to Royal Gold common stockholders per diluted share	$2.78	$2.01	$6.07	$3.73
Fair value changes in equity securities	(0.26)	–	(0.33)	–
Gain on settlement of Relief Canyon fixed obligation	(0.03)	–	(0.03)	–
Gain on sale of marketable securities	(0.01)	–	(0.17)	–
Withholding tax refund	–	(0.14)	–	(0.17)
Discrete tax benefit for basis adjustment, net of valuation allowance	–	–	–	(0.18)
Discrete tax benefit for statutory rate change	–	–	(0.40)	–
Other discrete tax expense (benefit)	–	(0.06)	–	(0.06)
Tax effect of adjustments	0.08	–	0.14	–
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$2.56	$1.81	$5.28	$3.32
Free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2026	2025	2026	2025
Net cash provided by operating activities	$335,153	$152,802	$628,715	$289,171
Acquisition of stream and royalty interests	(50,031)	(112,733)	(50,031)	(170,979)
Cash calls for Hod Maden equity method investment	(70,000)	—	(84,700)	—
Free cash flow	$215,122	$40,069	$493,984	$118,192

Net cash used in investing activities	$(117,234)	$(112,754)	$(83,127)	$(171,049)
Net cash used in financing activities	$(269,593)	$(32,628)	$(596,839)	$(65,440)

Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.

Schedule B – Stream Segment Sales, Purchases and Inventories

	Three Months Ended June 30, 2026			Three Months Ended June 30, 2025			As of June 30, 2026	As of December 31, 2025
	Purchases	Sales	Cost	Purchases	Sales	Cost	Inventory	Inventory
Gold Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Mount Milligan	10,200	9,700	435	8,200	16,600	435	7,200	6,700
Kansanshi	7,500	7,500	912	—	—	—	2,500	2,500
Pueblo Viejo	6,900	7,000	1,222	6,100	5,800	1,017	6,900	7,000
Andacollo	11,300	10,700	707	5,100	3,000	476	4,700	4,100
Rainy River	4,000	4,500	1,181	2,300	2,200	790	1,600	2,100
Xavantina	2,700	1,800	1,795	1,900	1,500	654	1,300	400
Wassa	3,400	4,000	903	2,900	3,100	657	1,700	2,300
Bonikro	1,600	1,300	400	—	—	—	400	—
Greenstone	1,500	1,400	903	—	—	—	400	300
Other	6,700	6,600	Varies	—	—	—	700	700
Total Gold Streams	55,800	54,500	780	26,500	32,200	647	27,400	26,100

Silver Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Pueblo Viejo[1]	254,000	171,200	19.14	196,900	204,700	10.85	254,000	171,200
Khoemacau	317,400	263,200	15.00	335,300	310,700	6.60	87,300	33,100
Rainy River	66,600	65,500	19.31	74,300	63,300	8.20	23,000	21,900
Cerro Moro	45,800	45,800	22	—	—	—	—	—
South Arturo	36,800	36,800	16	—	—	—	—	—
Woodlawn	19,900	13,000	—	—	—	—	6,900	—
Total Silver Streams	740,500	595,500	16.90	606,500	578,700	8.18	371,200	226,200

Copper Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
Mount Milligan	2.7	2.0	0.89	1.4	2.3	0.58	0.7	—
Chapada	0.6	0.6	1.71	—	—	—	—	—
Total Copper Streams	3.3	2.5	1.03	1.4	2.3	0.58	0.7	—

Zinc Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
CEZinc	1.3	1.3	0.29	—	—	—	—	—
Total Zinc Streams	1.3	1.3	0.29	—	—	—	—	—

1.Excludes silver permitted to be deferred under the Pueblo Viejo stream agreement.

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025			As of June 30, 2026	As of December 31, 2025
	Purchases	Sales	Cost	Purchases	Sales	Cost	Inventory	Inventory
Gold Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Mount Milligan	22,300	19,000	435	24,300	28,400	435	7,200	3,800
Kansanshi	15,100	12,600	949	—	—	—	2,500	—
Pueblo Viejo	13,800	14,600	1,382	11,900	13,500	956	6,900	7,600
Andacollo	19,000	16,300	714	10,600	7,400	441	4,700	2,100
Rainy River	9,800	9,700	1,166	4,700	5,300	735	1,600	1,500
Xavantina	6,700	7,600	1,841	3,200	3,500	619	1,300	2,300
Wassa	7,100	7,900	950	8,000	7,300	600	1,600	2,500
Bonikro	4,300	3,900	400	—	—	—	400	—
Greenstone	3,500	3,100	944	—	—	—	500	—
Other	9,000	8,300	Varies	—	—	—	700	—
Total Gold Streams	110,600	103,000	851	62,700	65,400	588	27,400	19,800

Silver Stream	(oz)	(oz)	($/oz)	(oz)	(oz)	($/oz)	(oz)	(oz)
Pueblo Viejo[1]	425,200	384,800	21.95	401,600	424,200	10.39	254,000	213,600
Khoemacau	478,200	489,700	15.35	644,100	629,600	6.47	87,300	98,800
Rainy River	141,900	135,400	19.16	133,000	122,300	8.00	23,000	16,400
Cerro Moro	97,500	97,500	23	—	—	—	—	—
South Arturo	73,100	73,100	17	—	—	—	—	—
Woodlawn	32,600	25,700	—	—	—	—	6,900	—
Total Silver Streams	1,248,500	1,206,200	18.32	1,178,700	1,176,100	7.98	371,200	328,800

Copper Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
Mount Milligan	4.1	4.1	0.89	4.5	4.5	0.61	0.7	0.7
Chapada	2.1	2.1	1.74	—	—	—	—	—
Total Copper Streams	6.2	6.2	1.18	4.5	4.5	0.61	0.7	0.7

Zinc Stream	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)	($/lb)	(Mlb)	(Mlb)
CEZinc	2.5	2.5	0.29	—	—	—	—	—
Total Zinc Streams	2.5	2.5	0.29	—	—	—	—	—

1.Excludes silver permitted to be deferred under the Pueblo Viejo stream agreement.